UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 4                      Washington, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

[X] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

1.  Name and Address of Reporting Person*
      Kerr-McGee Corporation
      (Last)                 (First)              (Middle)
      123 Robert S. Kerr Avenue
      (Street)
      Oklahoma City,         Oklahoma                73102
      (City)                 (State)                 (Zip)


2.  Issuer Name and Ticker or Trading Symbol
      Devon Energy Corporation (Oklahoma)


3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
      N/A


4.  Statement for Month/Year
      August 1999


5.  If Amendment, Date of Original (Month/Year)
      N/A


6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)
          Director                        X   10% Owner
    -----                               -----
          Officer (give title above)          Other (specify below)
    -----                               -----


7.  Individual or Joint/Group Filing (Check Applicable Line)
      X   Form filed by One Reporting Person
    -----
          Form filed by More than One Reporting Person
    -----
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
  Instruction 4(b)(v).
(Print or Type Responses)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                       or Beneficially Owned

1.  Title of Security (Instr. 3)
      Common Stock


2.  Transaction Date (Month/Day/Year)
      08/17/99


3.  Transaction Code (Instr. 8)
      Code:  J(1)
      V:


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
      Amount:       9,954,000
      (A) or (D):   D
      Price:        N/A (1)


5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)
      0


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
      N/A


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
      N/A

   Table II -- Derivative Securities Acquired, Disposed of, or
               Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr. 3)
      N/A

2.  Conversion or Exercise Price of Derivative Security


3.  Transaction Date (Month/Day/Year)


4.  Transaction Code (Instr. 8)
      Code:
      V:


5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
      (A):
      (D):


6.  Date Exercisable and Expiration Date (Month/Day/Year)
      Date Exercisable:
      Expiration Date:


7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
      Title:
      Amount of Number of Shares


8.  Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially owned at End of Month
    (Instr. 4)


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I)
    (Instr. 4)


11. Nature of Indirect Beneficial Ownership (Instr. 4)

Explanation of Responses:

(1) Pursuant to the merger between Devon Energy Corporation (Oklahoma), formerly Devon Energy Corporation ("Old Devon"), and PennzEnergy Company, Kerr-McGee Corporation exchanged all of its holdings of common stock of Old Devon for shares of common stock of Devon Energy Corporation, formerly Devon Delaware Corporation ("New Devon"), on a one-for-one basis.

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

    KERR-McGEE CORPORATION

    /s/ John C. Linehan                         August 17, 1999
    -------------------------------             ---------------
    Name:  John C. Linehan                            Date
    Title: Executive Vice President and
           Chief Financial Officer
    **Signature of Reporting Person



















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